Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated April 9, 2026, with respect to the consolidated financial statements of A.L. Grading Inc. included in the Current Report on Form 8-K/A filed by Cardinal Infrastructure Group Inc. on May 6, 2026, which is incorporated by reference in the Registration Statement to which this consent is an exhibit. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ WARREN AVERETT, LLC

Atlanta, Georgia

June 24, 2026